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                                                                     EXHIBIT 2.1


                                    AGREEMENT


         AGREEMENT dated as of August 1, 2001 (the "Agreement"), between BlueStone Capital Corp., ("BlueStone"), a New York corporation ("BlueStone") and HealthStar Corp. ("HealthStar"), on the one hand, and Shochet Securities Inc., a Florida corporation ("Shochet") and Shochet Holding Corp. ("Shochet Holding" and, together with Shochet, the "Shochet Parties"), on the other hand.

                              W I T N E S S E T H :

         WHEREAS, Shochet desires to transfer and assign to BlueStone, and BlueStone desires to purchase from Shochet, the Accounts (defined below), the Shochet Persons (defined below) and such other assets as are fully set forth herein, upon the terms and conditions herein contained;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

     1. CLOSING. The closing of the transactions set forth herein (the "Closing") shall take place at the offices of Blank Rome Tenzer Greenblatt LLP, 405 Lexington Avenue, New York, NY 10174 at 10:00 A.M., local time, on the fifth business day following the day on which the last to be fulfilled or waived of the conditions set forth in Section 25 and 26 have been fulfilled or waived, or at such other time, date and/or place as may be agreed upon by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     2.  TRANSFER OF ACCOUNTS.

         2.1. At the Closing, Shochet will transfer, all of its right, title and interest in the Accounts, and all customer and operational files, including customer account agreements, including, without limitation, arbitration agreements, option agreements and margin agreements, relating to the Accounts (the "Transferred Files"), provided that Shochet shall be entitled to access to the Transferred Files during regular business hours upon reasonable notice to BlueStone. Shochet will retain all corporate and accounting files relating to the Accounts, including files relating to past trading history of the Accounts and files relating to accounts that do not constitute Accounts (the "Retained Files"), provided that BlueStone shall be entitled to access to the Retained Files during regular business hours upon reasonable notice to Shochet. At BlueStone's option, Shochet will cause BNY Clearing Services LLC to effect an electronic, negative transfer of the Accounts to BlueStone on a tape-to-tape basis. In the event that either party requires access to any such files retained by the other party in connection with an audit by any regulatory authority, the other party shall accommodate the party seeking access to enable it to comply with such audit, without material interference with the other party's operations.

         2.2. The term "Accounts" means all of the securities brokerage accounts of the retail and institutional clients of Shochet as of the date of this Agreement, except those accounts

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for which Roger Gladstone, David Greenberg or Andrew Lockwood is the designated account representative (which accounts are set forth on Schedule 2 attached hereto) unless Messrs. Gladstone, Greenberg or Lockwood shall become employed by BlueStone following the Closing. Shochet represents that it has previously provided BlueStone with a true, correct and complete list of all of the securities brokerage accounts of the retail and institutional clients of Shochet as of the date of this Agreement.

         2.3. As soon as practical, Shochet and BlueStone shall prepare a form of letter to be delivered to the holders of all Accounts, advising such holders of the transfer of the Accounts to BlueStone which shall be in form and substance reasonably satisfactory to BlueStone and Shochet and include such information regarding BlueStone as deemed reasonably necessary by BlueStone and Shochet. The letter will be sent to all holders of the Accounts so as to provide them notice at least 10 days (or such lesser number of days agreed to by BlueStone and Shochet, or such greater number as may be required by regulatory authorities) prior to the Closing.

         2.4. BlueStone shall be under no obligation to accept any Accounts which it believes to be unsuitable for any reason whatsoever, including, without limitation, any margin account, any Account in a state in which BlueStone is not registered or any Account with what BlueStone deems to be an excessive debit balance. BlueStone will not be responsible for any margin or debit balances in any of the Accounts until accepted by BlueStone.

         2.5. Notwithstanding anything herein to the contrary BlueStone shall have the right to return any of the Accounts to Shochet (any such Account is referred to as a "Returned Account") on or prior to the 30th day following the Closing Date, provided that BlueStone's reason for returning the Account(s) relates to trades made or other events which occurred prior to the Closing Date.

     3.  TRANSFER OF REGISTERED REPRESENTATIVES AND OTHER PERSONNEL.

         3.1. Shochet acknowledges and agrees that BlueStone shall be permitted (but not obligated) to offer to hire some or all of Shochet's personnel at the time of the Closing, a list of which Shochet personnel (each, a "Shochet Person") is set forth on Schedule 3 attached hereto. Notwithstanding the foregoing, BlueStone shall offer employment to all of the registered representatives set forth on Schedule 3 attached hereto, unless reasonable objection is made based upon regulatory history. At the time of the Closing, Shochet shall terminate each Shochet Person to be employed by BlueStone and BlueStone shall offer to hire Shochet Persons in accordance with this Section
3.1. In accordance with its regular payroll policies and procedures, Shochet agrees that Shochet shall be responsible for all salaries, commissions and bonuses due to any Shochet Person through the date of termination of their employment with Shochet. If and when such Shochet Persons are hired by BlueStone, the salary, commission, bonus and compliance obligations of such Shochet Persons from and after the hiring date shall be the sole responsibility of BlueStone.

         3.2. Shochet will retain all rights it possesses under its existing "Association Agreements" or other agreements (other than the right to employ Shochet Persons), including,



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without limitation, loans, with Shochet persons, including, without limitation, rights of indemnification and non-solicitation; provided, however, that Shochet will not be permitted to exercise any of such rights (including, without limitation, the right to file claims or commence arbitration proceedings or any other actions at law or in equity), other than rights of indemnification and rights to collect under loans that are not forgivable by their terms and for which repayment is not linked to continued employment or employment performance, with respect to any Shochet Person, as long as such Shochet Person remains an employee of BlueStone or an affiliate or successor of BlueStone. True, correct and complete copies of all "Association Agreements" and other employment and compensation agreements between Shochet and the Shochet Persons have previously been provided to BlueStone.

         4. TRADEMARKS AND OTHER INTELLECTUAL PROPERTY. Upon the Closing, the Shochet Parties will transfer and assign to BlueStone all right, title and interest to all of the trademarks, tradenames, service marks and copyrights owned by the Shochet Parties and used by the Shochet Parties in the operation of Shochet as a broker-dealer (including the rights to use all logos and letterhead the URL "Shochet.com" and any other URLs used by the Shochet Parties) a complete list of which is set forth on Schedule 4 attached hereto (the "Intangibles"), as well as all of the Shochet Parties' right, title and interest to the corporate name "Shochet Securities Inc." at such time as Shochet has completed all necessary regulatory and corporate filings relating to its name change. In addition, Shochet agrees, as soon as practicable after the Closing, to change its corporate name to a name that does not include the word "Shochet" and to assist BlueStone to reserve and obtain the corporate name (or, at BlueStone's option a "d/b/a" for) "Shochet Securities Inc.", or a similar name (including, for a partnership or limited liability company). Shochet Holding will change its corporate name to a name that does not include the word "Shochet" within 60 days after the Closing and until such time, shall have the right to use its corporate name. The Shochet Parties further agree to promptly execute and file such documents, certificates and notices reasonably requested by BlueStone to effectuate such transfers, including, without limitation, with the United States Patent and Trademark Office and the NASD.

         5. REAL PROPERTY AND EQUIPMENT.

         5.1. Upon the Closing, Shochet will sublease or assign (or cause to be subleased or assigned) to BlueStone all of Shochet's right, title and interest to all properties where Shochet Persons operate or conduct retail or institutional brokerage business prior to the date hereof (the "Shochet Leases"), under the Shochet Leases requested to be assigned or sublet to BlueStone on or before the Closing Date at the same rent paid by Shochet. A list of the Shochet Leases is set forth on Schedule 5 (a) attached hereto. Shochet will use its best efforts, with respect to those properties requested by BlueStone, to (i) obtain any and all applicable consents necessary to sublease or assign the Shochet Leases to BlueStone prior to the Closing, (ii) execute assignments of the Shochet Leases in substantially the form of Exhibit A attached hereto, and (iii) obtain landlord estoppel certificates relating to the Shochet Leases in substantially the form of Exhibit B attached hereto (the documents referred to in the preceding clauses (i) (ii) and (iii) collectively referred to as the "Landlord Documents"), and will assign to BlueStone its rights to the security deposits relating to such Shochet Leases. To the extent that Shochet has not obtained the Landlord Documents relating to any Shochet Lease requested by


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BlueStone relating to any Shochet Lease by the Closing Date, then Shochet will sublease to BlueStone the properties relating to those Shochet Leases for which the Landlord Documents have not been obtained, for as long as requested by BlueStone. Shochet agrees to continue to use its best efforts to obtain any such remaining Landlord Documents after the Closing Date. As a condition to BlueStone accepting assignment of any Shochet Lease, BlueStone shall receive all Landlord Documents pertaining to such Shochet Lease. If Shochet does not deliver to BlueStone the Landlord Documents with respect to any property subject to a Shochet Lease within 120 days of the date of this Agreement, BlueStone shall not be obligated to accept assignment of any such Shochet Lease.

         5.2. Upon the Closing, Shochet will transfer or assign to BlueStone all of its furniture, fixtures and telephone and computer equipment relating to the properties covered by the Shochet Leases (the "Shochet Equipment") and all rights relating to the Shochet Equipment in accordance with this Section 5, except for such furniture, fixtures and telephone and computer equipment which are owned by Shochet Holding and not used in the operation of Shochet (the "Shochet Holding Equipment"), provided that the value of the Shochet Holding Equipment does not exceed 5% of all the value of the Shochet Equipment. A list of the Shochet Equipment and leases pertaining to any Shochet Equipment ("Shochet Equipment Leases") is set forth on Schedule 5(b) attached hereto. Shochet will provide BlueStone with a list of the Shochet Holding Equipment prior to the Closing Date.

         5.3. The parties will enter into an agreement prior to Closing which grants Shochet and Shochet Holding access to use a limited amount of office space in one or more of the properties relating to the Shochet Leases for a limited period of time after the Closing, for a fee to be agreed upon by the parties.

         5.4. Shochet and BlueStone will allocate rent and utility charges relating to the properties referred to in this Section 5 as of the Closing and will remit any amounts due as a result of such allocation at the Closing. At the Closing, BlueStone shall pay to Shochet an amount equal to the security deposits held by the landlords of the properties assigned or sublet to BlueStone under
Section 5.1; provided that such amount shall not exceed $65,152. If Shochet does not obtain any of the Landlord Consents by the Closing and BlueStone elects not to occupy or continue to occupy any such properties during the term of such Shochet Lease, then Shochet will return that portion of the security deposits relating to the properties for which Landlord Consents had not been obtained by Closing to BlueStone.

     6. CONSIDERATION. As consideration for the transactions described in Sections 2 through 5 of this Agreement (the "Transaction"):

         6.1. Except to the extent prohibited by applicable law and regulatory authorities, BlueStone shall pay to Shochet a cash fee (the "Fee") equal to eight percent (8%) of Gross Revenue (defined below). The Fee shall be payable monthly (each payment, a "Monthly Payment") within twenty (20) days of the end of each calendar month for that portion of the Fee arising from Gross Revenue actually received (not just earned) by BlueStone during such calendar month (or if such 20th day is not a business day, on the next following business day) by wire transfer to the account designated to BlueStone in writing by Shochet from time to time.


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Notwithstanding anything herein to the contrary, the maximum Fee payable by
BlueStone is $2,000,000. HealthStar guarantees BlueStone's obligation to pay the Fee.

              (a) The term "Gross Revenue" means all cash actually received by BlueStone, including, without limitation, gross commissions, sales concessions and fees (before any allocation, distribution or payment thereof by BlueStone to others) which are, during the three (3)-year period commencing as of the Closing (subject to earlier termination if the maximum Fee is paid) earned by BlueStone from (i) the Accounts, (ii) any new accounts for which Shochet Persons are designated as account representatives (the "New Accounts") and (iii) any Returned Accounts until such accounts are returned to Shochet.

         6.2. At the Closing, HealthStar will issue to Shochet 100,000 shares of HealthStar's common stock (the "Shares"). Shochet acknowledges that the Shares are "restricted securities" within the meaning prescribed by the Securities Act of 1933 (the "Act").

         6.3. At the Closing, HealthStar will assume Shochet's obligations under the $500,000 principal amount subordinated note due in August 2001 issued by Shochet to Firebrand Financial Group, Inc. (the "Firebrand Note") and will repay the principal and interest under the Firebrand Note when due.

     7. NO ASSUMPTION OF LIABILITIES; EXCLUDED ASSETS. Shochet acknowledges that, except with respect to any obligations Shochet may have at the Closing with respect to (i) the Firebrand Note, and (ii) the Schroder Letter (as defined in Section 8), and other than to assume and perform Shochet's obligations after the Closing under the Shochet Leases and the Shochet Equipment Leases set forth on Schedule 5 attached hereto, BlueStone will not assume any liabilities, expenses, debts or obligations of Shochet, including, without limitation, Litigation Liabilities. "Litigation Liabilities" means debts, obligations or liabilities arising from or relating to pending, threatened and unasserted claims (including, without limitation, customer complaints), litigation, legal actions, counterclaims, suits or arbitration or other legal, administrative or tax proceedings. Shochet further acknowledges that BlueStone will not acquire any assets of Shochet (other than the Accounts, Shochet Persons, Shochet Equipment, Shochet Leases and Shochet Equipment Leases), including, without limitation, Shochet's cash, securities (including marketable securities, options, warrants and other derivative securities), goodwill and litigation (the "Excluded Assets").

     8. SCHROEDER LETTER. Shochet represents and warrants to BlueStone that Shochet entered into a clearing agreement (the "Schroder Clearing Agreement") with Schroder & Co. Inc. in or prior to December 2000, and that the Schroder Clearing Agreement was amended by letter dated December 13, 2000 (the "Schroder Letter") by and among Shochet, Schroder and Salomon Brothers Holding Company Inc. ("Salomon"). In or about January 2001, Salomon sold the clearing operations of Schroeder to BNY Clearing Services LLC ("BNY"). The Schroder Letter constitutes Shochet's only agreement, understanding or arrangement with, or commitment to, Schroder and Salomon with respect to the $1.25 million payment from Salomon to Shochet. True, correct and complete copies of the Schroder Clearing Agreement and the Schroder Letter were previously delivered to BlueStone. HealthStar agrees to assume the obligations of Shochet, if any, to Salomon under the Schroder Letter and shall indemnify and hold harmless Shochet


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from any liability under or arising out of the Schroeder Letter.

     9.  REGISTRATION RIGHTS.

         9.1. If, at any time following the Closing, HealthStar proposes to prepare and file one or more registration statements or amendments, including post-effective amendments, or supplements thereto covering any of HealthStar's equity or debt securities to be sold by HealthStar or any of its shareholders, other than pursuant to Form S-4 or Form S-8 or successor form (collectively, a "Registration Statement"), it will give written notice of its intention to do so by registered mail ("Notice"), at least ten (10) business days prior to the filing of each such Registration Statement, to Shochet.

         9.2. Upon the written request of Shochet, made within five (5) business days after receipt of the Notice, that HealthStar include all or a portion of the Shochet Restricted Shares (defined below) in the proposed Registration Statement, HealthStar shall include such shares and use its best efforts to cause such Registration Statement to be declared effective under the Act by the Securities and Exchange Commission ("SEC") so as to permit the public sale by Shochet of the Shochet Restricted Shares pursuant thereto, at HealthStar's sole cost and expense and at no cost or expense to Shochet. However, if, in the written opinion of the HealthStar's managing underwriter, if any, for the offering evidenced by such Registration Statement, the inclusion of all or a portion of the Shochet Restricted Shares, when added to the securities being registered, will exceed the maximum amount of HealthStar's securities which can be marketed either (i) at a price reasonably related to their then-current market value or (ii) without otherwise materially adversely affecting the entire offering, then HealthStar may exclude from such offering all or a portion of the Shochet Restricted Shares subject to the requirements of Section 9.4.

         9.3. The term "Shochet Restricted Shares" shall mean all of the Shares, provided that all or a part of the Shares shall cease to be Shochet Restricted Shares at such time (i) such Shares are transferred, sold or otherwise disposed of by Shochet; or (ii) registration under the Act is no longer required for the subsequent transfer or disposition of such Shares because they may be sold freely into the market without any volume limitations.

         9.4. If securities are proposed to be offered for sale pursuant to such Registration Statement by other security holders of HealthStar and the total number of securities to be offered by Shochet and such other selling security holders (collectively the "Requesting Holders") is required to be reduced pursuant to a request from the managing underwriter (which request shall be made only for the reasons and in the manner set forth above in Section 9.2), the number of securities to be offered by each Requesting Holder pursuant to such Registration Statement shall be reduced proportionately among the Requesting Holders.

         9.5. Notwithstanding the provisions of this Section 9, HealthStar shall have the right at any time after it shall have given written notice pursuant to this Section 9 (irrespective of whether any written request for inclusion of Shochet Restricted Securities shall have already been made) to elect not to file any such proposed Registration Statement or to withdraw the same after its filing but prior to the effective date thereof.


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         9.6.

              (a) HealthStar shall agree to indemnify, to the full extent permitted by law, Shochet and its officers, directors, partners, members and agents against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees) caused by any untrue or alleged untrue statement of a material fact contained in any registration statement or prospectus or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements made therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are (i) caused by or contained in any information supplied by Shochet, (ii) caused by Shochet's failure to deliver a copy of the prospectus or any amendments or supplements thereto in accordance with the requirements of the Act after HealthStar has furnished Shochet with a copy of the same, or (iii) caused by Shochet's sale of Shochet Restricted Shares under the Registration Statement after HealthStar notifies the Shochet that the prospectus had been suspended or that the Registration Statement contained a material misstatement or omission.

              (b) Shochet agrees to indemnify (only up to an amount equal to the proceeds it receives from the sale of Shochet Restricted Shares), to the full extent permitted by law, HealthStar, its directors, officers and agents and each person who controls HealthStar (within the meaning of the Exchange Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees) caused by any untrue or alleged untrue statement of a material fact, contained in any registration statement or prospectus or any omission or alleged omission of a material fact required to be stated therein. or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, to the extent, but only to the extent that the same are (i) caused by or contained in any information provided by Shochet, (ii) caused by Shochet's failure to deliver a copy of the prospectus or any amendments or supplements thereto in accordance with the requirements of the Act after HealthStar has furnished Shochet with a copy of the same, or (iii) caused by Shochet's sale of Shochet Restricted Shares under the Registration Statement after HealthStar notified Shochet that the prospectus had been suspended or that the Registration Statement contained a material misstatement or omission.

              (c) Any person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party after the receipt by such person of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such person may claim indemnification or contribution pursuant to this Agreement and, unless in the reasonable judgment of such indemnified party a conflict of interest exist between such indemnified party and the indemnifying party with respect to such claim, permit the indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to such indemnified party. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel with respect to such claim. The indemnified party will not be subject to any liability for any settlement made without its consent.

              (d) If the indemnification provided for in this Section from the indemnifying party is unavailable or insufficient to an indemnified party hereunder in respect of


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any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party, as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in subsection (c) hereof, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection
(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.

         9.7. As a condition to the registration of any Shochet Restricted Shares, Shochet will provide such representations as HealthStar may reasonably request.

     10. MONTHLY REPORTS. BlueStone shall make monthly written reports to Shochet setting forth an accounting of the amounts payable to Shochet. Such report shall be provided to Shochet by no later than the 20th day of the month following the calendar month (or if such 20th day is not a business day, on the next following business day) to which the report relates. Shochet shall have the right, at its own expense, to inspect the data underlying the monthly written reports solely for the purpose of determining BlueStone's compliance with
Section 6.1, provided that Shochet may not exercise this right to audit more than two times during any twelve (12)-month period, and provided, further, that Shochet enters into a confidentiality agreement with BlueStone in a form reasonably acceptable to BlueStone prior to such inspection. Shochet shall provide BlueStone prior to such inspection and its professional advisors with reasonable prior written notice of its intention to audit, and shall conduct such audit during normal business hours. Shochet shall make reasonable efforts not to disturb BlueStone's operations during the audit. In no event shall Shochet have the right to access BlueStone's books, records or computer files or any other information relating to customer accounts, other than the Accounts, New Accounts and Returned Accounts, or any other matters.

     11. RESTRICTIONS ON TRANSFER OF ACCOUNTS AND NEW ACCOUNTS BY BLUESTONE. BlueStone agrees that it will not transfer any of the Accounts or New Accounts (unless directed by the client or required by law, rule, regulation, consent, order or decree or any government agency or regulatory authority), in connection with a sale of all or substantially all of its assets or otherwise, during the three (3)-year period following the Closing, unless the party to which the Accounts and New Accounts are transferred assumes BlueStone's obligations under Sections 6.1 and 10 and this Section 11.


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     12. NON-SOLICITATION. Shochet covenants and agrees and shall cause each of its affiliates, subsidiaries, officers, directors, shareholders, control persons, employees, agents and representatives not to solicit, employ or otherwise entice away from BlueStone or any of its affiliates or subsidiaries any Shochet Persons or any Accounts or New Accounts for a period of three (3) years from the date hereof.

     13. ANNOUNCEMENTS. Upon the signing of this Agreement the parties hereto will issue a joint press release announcing the Transaction.

     14. NO FINDER'S FEE. Each party hereto represents and warrants to each other party that it has done nothing to incur any obligation or liability for a finder's fee, commission, brokerage fee or like payment in connection with the Transaction that will be the responsibility of the other party.

     15. SHUMINER SETTLEMENT. BlueStone shall facilitate Shochet and its affiliates in the continued collection from Leila Shuminer, a Shochet Person, solely by withholding amounts from her pay and remitting same to Shochet, of aggregate payments in the amount of $175,000 (less amounts collected by Shochet prior to the Closing Date, of which amount Shochet will notify BlueStone in writing on the Closing Date) which she has agreed to pay Shochet in connection with the settlement of certain claims made against Shochet and her, if and only to the extent that Leila Shuminer specifically consents in writing to such withholding and payments by BlueStone on her behalf to Shochet in a form satisfactory to BlueStone, in its sole discretion.

     16. REPRESENTATIONS AND WARRANTIES AS TO SHOCHET. Shochet represents and warrants to BlueStone as follows:

         16.1. Shochet is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and corporate authority to (i) own, lease and operate its properties, (ii) carry on its business as currently conducted and (iii) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto.

         16.2. The execution and delivery by Shochet of this Agreement, the consummation of the transactions contemplated hereby, the performance by Shochet of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Shochet (including, but not limited to, the approval of the Board of Directors of Shochet and of Shochet's sole stockholder) and Shochet has all necessary corporate power and corporate authority with respect thereto. This Agreement constitutes the valid and binding obligation of Shochet in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

         16.3. Shochet has good and marketable title to all of the Shochet Equipment, free and clear of all liens, claims, security interests, pledges, mortgages, charges and


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encumbrances of any nature whatsoever, except to the extent that certain of the
Shochet Equipment is subject to the Shochet Equipment Leases and except where the failure to have such title would not have a material effect on the value or intended use by BlueStone of the Shochet Equipment. All Shochet Equipment is being sold "as is".

         16.4. Each material contract or other instrument relating to Intangibles, the Shochet Leases and the Shochet Equipment, is in full force and effect and is enforceable against the parties thereto in accordance with its terms, and none of such contracts or instruments have been assigned by Shochet, and to the best knowledge of Shochet, neither it nor any other party is in default thereunder and, to the best knowledge of Shochet, no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute a default thereunder. Shochet represents and warrants that it is current in all payments under the terms of the Shochet Leases and Shochet Equipment Leases, except to the extent of any amounts to be paid to BlueStone pursuant to
Section 5.2.

         16.5. Except (i) as required for the Shochet Parties to change their corporate names in accordance with Section 4, (ii) filings of form U-4s for Shochet Persons by BlueStone (iii) any consents required under the Shochet Equipment Leases, (iv) the Landlord Consents and (v) any notice required to be given to the NASD for the transfer of the Accounts, no consent, approval, notice, qualification, order or authentication of, or filing with, any governmental authority or self-regulatory organization or any of Shochet's stockholders, lenders, landlords or other creditors is required in connection with Shochet's valid execution, delivery and performance of this Agreement and all other documents in connection herewith.

         16.6. Shochet represents that it retains all liabilities and obligations, whether contingent, fixed or potential, relating to (i) the Accounts, Shochet Personnel, Intangibles, properties relating to the Shochet Leases or the Shochet Equipment, including, without limitation, Litigation Liabilities, through the Closing Date (other than margin balances) (ii) the Returned Accounts through the Closing Date and after such Accounts are returned and (iii) any other liabilities and obligations of Shochet not related to the matters covered by clauses (i) and (ii) above whether before or after the Closing Date.

         16.7. Shochet has not received any notice that it has or may have infringed or is infringing upon the rights of others with respect to the Intangibles; Shochet has not received any notice of conflict with the asserted rights of others with respect to the Intangibles (and Shochet knows of no basis therefor); and no others have infringed upon the Intangibles.

     17. INVESTMENT REPRESENTATIONS AND WARRANTIES OF SHOCHET.

         17.1. Shochet understands that the Shares are "restricted securities" with the meaning of Rule 144 promulgated under the Act.

         17.2. Shochet understands the certificates representing the Shares will bear a restrictive legend thereon substantially as follows:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY OTHER APPLICABLE SECURITIES LAWS, AND ARE RESTRICTED SECURITIES AS THAT TERM IS DEFINED UNDER RULE 144 PROMULGATED UNDER THE ACT. THESE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED, DISTRIBUTED OR OTHERWISE DISPOSED OF IN ANY MANNER UNLESS THEY ARE REGISTERED UNDER THE ACT AND ANY APPLICABLE SECURITIES LAWS, OR UNLESS THE REQUEST FOR TRANSFER IS ACCOMPANIED BY AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS."

         17.3. Shochet acknowledges that representatives of Shochet have received and reviewed copies of HealthStar's Form 10-K for the fiscal year ended March 31, 2001, and Form 8-K filed with the SEC on July 13, 2001, including, in each case, the exhibits thereto and all of the documents incorporated by reference therein; representatives of Shochet have had the opportunity to ask questions of and receive answers from qualified representatives of HealthStar concerning the business and financial condition of HealthStar and the terms and conditions of this Agreement; and all of such questions have been answered to the satisfaction of Shochet's representatives.

         17.4. Shochet represents that it is an "accredited investor" as defined in Rule 501(a) promulgated under the Act and that its representatives are sophisticated investors familiar with the type of risks inherent in the acquisition of securities such as the Shares and that, by reason of its representatives knowledge and experience in financial and business matters in general, and investments of this type in particular, its representatives are capable of evaluating the merits and risks of an investment in the Shares.

         17.5. Shochet is able to bear the economic risk of an investment in the Shares, including, without limiting the generality of the foregoing, the risk of losing part or all of Shochet's investment in the Shares.

         17.6. Shochet is acquiring the Shares for its own account and for the purpose of investment and not with a view to, or for resale in connection with, any distribution within the meaning of the Act or any other applicable state securities laws ("Other Securities Laws"), in violation of the Act or Other Securities Laws.

         17.7. Shochet acknowledges that none of the Shares have been registered under the Act or any of the Other Securities Laws, and may not be sold, transferred or otherwise disposed of, except if an effective registration statement is then in effect or pursuant to an exemption from registration under said Act and such Other Securities Laws.

     18. REPRESENTATIONS AND WARRANTIES AS TO SHOCHET HOLDING. Shochet Holding represents and warrants to BlueStone as follows:

         18.1. Shochet Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and corporate authority to (i) own, lease and operate its properties, (ii) carry on its business as currently conducted and (iii) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto.

         18.2. The execution and delivery by Shochet Holding of this Agreement, the consummation of the transactions contemplated hereby, the performance by Shochet Holding of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Shochet Holding (including, but not limited to, the unanimous consents of the Board of Directors of Shochet Holding) and Shochet Holding has all necessary corporate power and corporate authority with respect thereto. This Agreement constitutes the valid and binding obligation of Shochet Holding in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

         18.3. The Shochet Parties own or possess adequate and enforceable rights to use all of the Intangibles. To the best of Shochet Holding's knowledge: Shochet Holding has not infringed and is not infringing upon the rights of others with respect to the Intangibles; Shochet Holding has not received any notice that it has or may have infringed or is infringing upon the rights of others with respect to the Intangibles; Shochet Holding has not received any notice of conflict with the asserted rights of others with respect to the Intangibles (and Shochet Holding knows of no basis therefor); and no others have infringed upon the Intangibles.

     19. REPRESENTATIONS AND WARRANTIES AS TO BLUESTONE. BlueStone represents and warrants to Shochet as follows:

         19.1. BlueStone is a corporation duly organized validly existing and in good standing under the laws of the State of New York with full corporate power and corporate authority to (i) own, lease and operate its properties, (ii) carry on its business as currently conducted by it and (iii) execute and deliver, and perform under this Agreement.

         19.2. The execution and delivery by BlueStone of this Agreement, the performance by BlueStone of its obligations hereunder, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of BlueStone and BlueStone has all necessary corporate power and corporate authority with respect thereto. This Agreement constitutes the valid and binding obligation of BlueStone in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

     20. REPRESENTATIONS AND WARRANTIES AS TO HEALTHSTAR. HealthStar represents and warrants to Shochet as follows:

         20.1. HealthStar is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and corporate authority to (i) own, lease and operate its properties, (ii) carry on its business as currently conducted and (iii) execute and deliver, and perform under this Agreement.

         20.2. The execution and delivery by HealthStar of this Agreement, the performance HealthStar of its obligations hereunder, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of HealthStar and HealthStar has all necessary corporate power and corporate authority with respect thereto. This Agreement constitutes the valid and binding obligation of HealthStar in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

         20.3. The issuance and sale of the Shares have been duly authorized and when the Shares have been issued and duly delivered as contemplated by this Agreement, the Shares will be validly issued, fully paid and nonassessable.

     21. PROXY. At the Closing, Shochet will execute a Proxy with respect to the Shares in the form of Exhibit C attached hereto.

     22. INDEMNIFICATION.

              (a) Each of the Shochet Parties hereby jointly and severally indemnifies and agrees to defend and hold harmless each of BlueStone and HealthStar and their respective officers, directors and employees from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which it may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) the Accounts, with respect to activity occurring prior to the date such Accounts are transferred by Shochet's clearing agent and accepted by BlueStone in accordance with Section 28 below and the Returned Accounts with respect to activity from and after the date such Accounts are returned to Shochet in accordance with Section 2.5, (ii) supervisory obligations with respect to any Shochet Persons relating to activity of such Shochet Persons prior to the date such Shochet Person is transferred on the books of the NASD in accordance with Section 28 below, (iii) any misrepresentation or omission of a material fact contained in any representation or warranty of Shochet contained herein or (iv) any securities brokerage accounts of the retail and institutional clients of Shochet not constituting Accounts. The foregoing indemnification shall also apply to direct claims by BlueStone or HealthStar against either of the Shochet Parties.

              (b) Each of BlueStone and HealthStar hereby jointly and severally indemnifies and agrees to defend and hold harmless each of the Shochet Parties and their respective officers, directors and employees from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto), which it may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) the Accounts, with respect to activity occurring from and after the date such Accounts are transferred by Shochet's clearing agent and accepted by BlueStone in accordance with Section 28 below, (ii) supervisory obligations with respect to any Shochet Persons relating to activity of such Shochet Persons after the date such Shochet Person is transferred on the books of the NASD in accordance with Section 28 below or (iii) any misrepresentation or omission of a material fact contained in any representation or warranty of BlueStone or HealthStar contained herein. The foregoing indemnification shall also apply to direct claims by either of the Shochet Parties against BlueStone or HealthStar.

              (c) If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Sections 20(a) or 20(b), the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action. The indemnifying party or parties shall have ten (10) business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided that all settlements require the prior reasonable consultation with the indemnified party and the prior written consent of the indemnified party (unless it contains a general release of the indemnified party), which consent shall not be unreasonably withheld. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel (and local counsel) if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would, in the indemnified party's reasonable judgment, present such counsel with a conflict of interest,
(ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise the claim.

              (d) Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

              (e) Notwithstanding anything to the contrary in this Section 22, in no event shall (x) the indemnification by Shochet or Shochet Holding under clause (iii) of Section 22(a) or (y) the indemnification by BlueStone or HealthStar under clause (iii) of Section 22(b) of this Agreement exceed $500,000 plus the market value of the Shares on the Closing Date, based on the last sale price of HealthStar's common stock on the Closing Date.

     23. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto hereby agrees that the representations and warranties made by or on behalf of each party in this Agreement or in any document or instrument delivered pursuant hereto shall survive the execution hereof for a period of two (2) years.

     24. CONDUCT OF BUSINESS. Prior to the Closing Date, (i) Shochet will conduct its business only in the ordinary course, (ii) Shochet will use its best efforts to maintain the value of its business as a going concern, (iii) Shochet will not sell, transfer or otherwise dispose of any of the assets without the prior written consent of BlueStone, (iv) Shochet will not transfer any of the Accounts without the prior written consent of BlueStone, except upon receipt of instructions from a client, and (v) Shochet will not terminate any of the Shochet Leases set forth on Schedule 5(a) attached hereto without the prior written consent of BlueStone.

     25. CONDITIONS TO OBLIGATIONS OF BLUESTONE AND HEALTHSTAR. The obligations of BlueStone and HealthStar shall be subject to the satisfaction of each of the following conditions, or written waiver by BlueStone or HealthStar thereof:

         25.1. Shochet and Shochet Holding shall have performed in all material respects each of the agreements and covenants made by them in this Agreement and required to be performed on or prior to the Closing Date;

         25.2. The representations and warranties of Shochet and Shochet Holding contained herein shall be true, complete and correct in all material respects at and as of the Closing Date, as if made at such date, except for the passage of time;

         25.3. There exists no order, judgment, decree, injunction, consents, citations, rulings, determinations, verdicts ("Order") entered, issued or made, to which the Accounts, Shochet Persons, Intangibles, properties relating to the Shochet Leases or the Shochet Equipment are subject or which restrains or prohibits the Transaction, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or the Transaction, has been instituted or threatened by any person or entity, and which, in the reasonable judgment of BlueStone (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it impossible to proceed with the consummation of the Transaction in all material respects;

         25.4. BlueStone and HealthStar shall have received an opinion of Graubard Miller, counsel to Shochet and Shochet Holding in substantially the form of Exhibit D attached hereto;

         25.5. Shochet shall have provided BlueStone and HealthStar with such other documents as BlueStone and HealthStar may reasonably request and which are customarily reviewed in connection with transactions of this type; and

         25.6. All regulatory approvals necessary to consummate the Transaction shall have been obtained by the Closing Date.

     26. CONDITIONS TO OBLIGATIONS OF SHOCHET AND SHOCHET HOLDING. The obligations of Shochet and Shochet Holding shall be the subject of the satisfaction of each of the following conditions, or written waiver by Shochet or Shochet Holding thereof:

         26.1. Each of BlueStone and HealthStar shall have performed in all material respects each of the agreements and covenants made by it in this Agreement and required to be performed on or prior to the Closing Date;

         26.2. The representations and warranties of each of BlueStone and HealthStar contained herein shall be true, complete and correct in all material respects at and as of the Closing Date, as if made at such date, except for the passage of time;

         26.3. There exists no Order entered, issued or made, which restrains or prohibits the Transaction, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or the Transaction, has been instituted or threatened by any person or entity, and which, in the reasonable judgment of Shochet and Shochet Holding (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it impossible to proceed with the consummation of the Transaction in all material respects;

         26.4. Shochet and Shochet Holding shall have received an opinion of Blank Rome Tenzer Greenblatt LLP, counsel to each of BlueStone and HealthStar in substantially the form of Exhibit E attached hereto; and

         26.5. All regulatory approvals necessary to consummate the Transaction shall have been obtained by the Closing Date.

     27. TERMINATION PRIOR TO CLOSING.

         27.1. This Agreement may be terminated at any time prior to the
Closing:

              (a) by the mutual written consent of the Shochet Parties and BlueStone and HealthStar; or

              (b) by either side if no Closing has occurred within 90 days of the date hereof; or

              (c) by either side if the any party on the other side is in material breach of this Agreement.

         27.2. Upon the termination of this Agreement in accordance with the terms hereof, it shall forthwith become void and of no further force and effect, except for the provisions of Sections 30.6 and 30.7 hereof; provided, however, that no such termination shall be deemed to relieve any party hereto of any liability for its breach of any of the terms and provisions hereof.

     28. EFFECTIVENESS OF AGREEMENT. This Agreement shall be effective as of the date hereof. It is recognized that a certain period of time will be required for the Shochet Persons to be transferred on the books of the NASD and the Accounts to be transferred by Shochet's clearing agent and accepted by BlueStone. Accordingly, Shochet agrees that BlueStone shall have no supervisory responsibility over such Shochet Persons or any liability with respect to such Accounts, including, without limitation, for margin or debit balances in such Accounts, until they are so transferred and accepted by BlueStone.

     29. NECESSARY ACTION. Each party hereto agrees to use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to expeditiously consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the making of any filings with, and the procurement of any authorizations and consents from, regulatory agencies or other persons or entities.

     30. GENERAL PROVISIONS.

         30.1. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the earlier of the date delivered or mailed if delivered personally, by overnight courier or mailed by overnight express mail, (postage prepaid) or by facsimile transmittal, confirmed by express mail or overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

If to BlueStone:           BlueStone Capital Corp.
                           650 Fifth Avenue
                           New York, New York 10019
                           Attn:  Mr. William G. Walters, Co-Chairman

                           with a copy to:

                           Blank Rome Tenzer Greenblatt LLP
                           405 Lexington Avenue
                           New York, New York 10174
                           Attn:  Brad L. Shiffman

If to HealthStar:          HealthStar Corp.
                           2875 N.E. 191st Street, Suite 601
                           Aventura, Florida 33180
                           Attn: Mr. Zirk Engelbrecht, President and Chief
                                 Executive Officer

                           with a copy to:

                           Blank Rome Tenzer Greenblatt LLP
                           405 Lexington Avenue
                           New York, New York 10174
                           Attn:  Brad L. Shiffman

If to Shochet:             Shochet Securities Inc.
                           433 Plaza Real
                           Boca Raton, Florida 33432
                           Attn: Andy Lockwood;

                           With a copy to:

                           Firebrand Financial Group, Inc.
                           One State Street Plaza, 24th Floor
                           New York, New York 10004
                           Attn: Peter R. Kent

                           And:
                           Graubard Miller
                           600 Third Avenue
                           New York, New York 10016-2097
                           Attn. Brian Ross

         30.2. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

         30.3. This Agreement constitutes the entire agreement, and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         30.4. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         30.5. This Agreement shall not be assigned by operation of law or otherwise, and any assignment shall be null and void, provided that Shochet can assign its right to receive the Fee if such assignment is not prohibited by regulatory authority and the assignee assumes the obligations of Shochet and Shochet Holding under this Agreement.

         30.6. This Agreement shall be governed by, and construed in accordance with, the general corporate law of the State of New York without regard to its choice of law principles. Any disputes, claims or controversies arising out of this Agreement or any breach thereof shall be submitted to final and binding arbitration in New York, New York, and be determined in accordance with the rules of the NASD then in effect in the City of New York. Judgment upon the decision reached by the arbitrator may be entered in any court having jurisdiction.

         30.7. All information provided to BlueStone by Shochet in connection with BlueStone's due diligence regarding the Transaction shall be held in confidence by BlueStone and, if the Transaction is not completed, all copies of such information shall be returned to Shochet, and BlueStone shall not use the information for any purpose. In addition, if the Closing does not occur, BlueStone agrees not to solicit the employment of any Shochet Person within 180 days from the date the Transaction is terminated.

         30.8. Headings in this Agreement are included herein for convenience of reference only and shall not constitute part of this Agreement for any other purpose.

         30.9. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, BlueStone and Shochet have each caused this Agreement to be executed as of the date first written above.


                      BLUESTONE CAPITAL CORP.



                      By:_____________________________________________
                            William G. Walters
                            Co-Chairman

                      HEALTHSTAR CORP.


                      By:_____________________________________________
                            Zirk Engelbrecht
                            President and Chief Executive Officer

                      SHOCHET SECURITIES INC.



                      By:_____________________________________________
                            Roger Gladstone
                            Chairman of the Board and Chief Executive Officer


                      SHOCHET HOLDING CORP.


                      By: ____________________________________________
                            Roger Gladstone
                            Chairman of the Board and Chief Executive Officer